Exhibit 5.2

April 17, 2025

Costamare Bulkers Holdings Limited
Registration Statement on Form 20-F

Ladies and Gentlemen:

We have acted as special United States counsel for Costamare Bulkers Holdings Limited, a Marshall Islands corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form 20-F (File No. 001-42581), including all amendments or supplements thereto, referenced above (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Securities Act”), in connection with the spin-off of the Company from Costamare Inc. by way of a dividend in-kind of one share of the Company’s common stock, par value $0.0001 per share of the Company, for every five shares of Costamare Inc. common stock outstanding as of the close of business on April 29, 2025, and the related preferred stock purchase rights (the “Rights”) under a Shareholders Rights Agreement dated as of April 16, 2025 (the “Shareholders Rights Agreement”) by and between the Company and Equiniti Trust Company, LLC, as Rights Agent.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records, certificates of corporate officers and government officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the First Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company; and (c) the Shareholders Rights Agreement.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.  Certain matters pertaining to the laws of the Republic of the Marshall Islands are addressed in the opinion of Cozen O'Connor, dated as of the date hereof, separately provided to you.  We express no opinion with respect to those matters herein, and to the extent elements of that opinion are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

To the extent governed by the laws of the State of New York, the Shareholders Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law), and to the extent governed by the laws of the State of New York, the Rights have been duly authorized, validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company entitled to the benefits of the Shareholders Rights Agreement and enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Advisers” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Costamare Bulkers Holdings Limited
7 rue du Gabian
Monaco, MC 98000

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